Exhibit 99.28(m)(v)

AMENDED AND RESTATED SCHEDULE A

This SCHEDULE A, amended and restated as of July 22, 2015, is Schedule A to the Shareholder Servicing Agreement, dated as of March 1, 2007, by and between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A.

Old Westbury Funds, Inc. Portfolios

Old Westbury Large Cap Core Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Small & Mid Cap Fund

Old Westbury Strategic Opportunities Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller

Name:	David W. Rossmiller

Title:	President

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald

Name:	John G. MacDonald

Title:	Managing Director